    Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2025 RESULTS

Third Quarter Results

●	Total revenues of $46.5 million, a 6% year-over-year improvement

●	Net income of $3.8 million and diluted earnings per share of $1.37, compared to net income of $4.1 million and diluted earnings per share of $1.60 in the same quarter of 2024

●	Adjusted EBITDA of $7.0 million, consistent with the same quarter of 2024

●	$25.3 million in cash and $7.4 million of total debt as of September 30, 2025

HOUSTON, October 29, 2025 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended September 30, 2025.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “We continue to achieve strong operational and financial performance despite an uncertain industry and market environment, including robust initial contributions from Reservoir Metrics, LLC, and its related entities (“ResMetrics”), which we acquired in late July 2025. Our revenue and Adjusted EBITDA for the third quarter were each above the midpoint of the range we provided in our last earnings call. Our revenues, excluding ResMetrics, were up slightly for the quarter year-over-year, with U.S. and international revenues up 37% and 38%, respectively, offset by a decline in Canadian revenues of 19%, reflecting a slowdown in Canadian activity as evidenced by overall declining rig counts in Canada compared to one year ago. When including ResMetrics, our total revenues for the quarter increased by 6% year-over-year.

Our revenue and Adjusted EBITDA for the first nine months of 2025 have improved by $15.4 million, or 13%, and $3.4 million, or 24%, respectively, as compared to 2024, as we continue to deliver on our strategic initiatives and benefit from the addition of ResMetrics.

We have maintained a strong balance sheet, ending the third quarter with over $25 million in cash and more than $19 million available under our undrawn credit facility, with only $7 million in debt comprised solely of finance leases. For the first nine months of 2025, our cash from operations improved by approximately $7 million and our free cash flow less distributions to non-controlling interest improved by over $6 million compared to the same period in 2024.

I am very pleased with the progress the ResMetrics and NCS Tracer Diagnostics teams have made integrating the businesses, with many operational integration initiatives ahead of schedule. Once fully integrated, we expect the combined business to be a market leader in reservoir analysis utilizing chemical tracer technology.

NCS has had strong results for the first nine months of 2025, and we look to carry this momentum through the end of the year. However, market conditions have continued to deteriorate, including reduced drilling and completion activity in Canada compared to one year ago, the potential for an oversupplied oil market late in 2025 due to production increases by OPEC+, and ongoing uncertainties related to tariffs and trade.

These results are reflective of the talent, effort and dedication of the outstanding teams at NCS, Repeat Precision and ResMetrics. By delivering on our core strategies, we are providing extraordinary outcomes to our customers, driving innovation in the industry and creating value for our shareholders.”

Financial Review

Total revenues were $46.5 million for the quarter ended September 30, 2025 compared to $44.0 million for the third quarter of 2024. Product sales revenue was relatively flat overall for the respective periods. The United States and international markets experienced increased product sales primarily attributable to fracturing systems, including in the North Sea, as well as wellbore construction sales in the Middle East, offset by a decline in Canadian product sales which were impacted by lower rig counts during 2025. Services revenue increased in the United States by $4.7 million, primarily due to tracer diagnostics services, which includes an approximate $2 million contribution from ResMetrics. In Canada and internationally, services revenue declined primarily associated with the timing of tracer diagnostics projects.

Compared to the second quarter of 2025, total revenues increased by 28%, primarily due to an increase in Canada of 32%, reflecting the seasonal impact of spring break-up in the second quarter, along with a 26% increase in U.S. revenues supported in part by our ResMetrics acquisition, and a 16% increase in international revenues.

Gross profit was $18.6 million, or a gross margin of 40%, for the third quarter of 2025, compared to $17.8 million, or a gross margin of 41%, for the third quarter of 2024. Gross margin for 2025 declined slightly, reflecting the mix of products sold and services provided during the respective periods, which was partially offset by favorable contributions from ResMetrics. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization ("DD&A"), was $19.4 million, or an adjusted gross margin of 42%, for the third quarter of 2025, compared to $18.5 million, and 42%, respectively, for the third quarter of 2024.

Selling, general and administrative (“SG&A”) expenses totaled $14.8 million for the third quarter of 2025, an increase of $0.7 million compared to the same period in 2024. The primary driver of the increase was higher share-based compensation expense attributable to cash settled awards remeasured at the balance sheet date based on the price of our common stock and to a lesser extent additional expenses resulting from our ResMetrics acquisition. These increases were partially offset by lower salary and wage expense and professional fees.

Other income was $1.2 million for the third quarter of 2025 compared to $1.5 million for the third quarter of 2024. The decline in other income reflects a benefit in 2024 associated with a technical services and assistance agreement with our local partner in Oman which did not recur in 2025.

Net income was $3.8 million, or $1.37 per diluted share, for the quarter ended September 30, 2025 compared to a net income of $4.1 million, or $1.60 per diluted share for the quarter ended September 30, 2024.

Adjusted EBITDA was $7.0 million for the quarter ended September 30, 2025, a slight decrease of less than $0.1 million compared to the same period a year ago. Adjusted EBITDA margin of 15% for the quarter ended September 30, 2025, compared to 16% for the same period a year ago.

Cash flow from operating activities for the nine months ended September 30, 2025 was a source of cash of $9.0 million, a $7.0 million increase compared to the same period in 2024. For the nine months ended September 30, 2025, free cash flow less distributions to non-controlling interest was a source of cash of $6.8 million compared to $0.4 million for the same period in 2024. The overall change in free cash flow was largely attributed to an increase in net income in 2025, which includes the results of ResMetrics since the date of acquisition, and our overall change in net working capital, partially offset by an increase in the amount distributed to our non-controlling interest in 2025.

Liquidity and Capital Expenditures

As of September 30, 2025, NCS had $25.3 million in cash, $7.4 million in total indebtedness related to finance lease obligations, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $19.4 million. Our working capital, defined as current assets minus current liabilities, was $86.0 million and $80.2 million as of September 30, 2025 and December 31, 2024, respectively.

Net working capital, calculated as working capital, less cash and excluding the current maturities of long-term debt, was $63.0 million and $56.4 million as of September 30, 2025 and December 31, 2024, respectively. The increase in net working capital was primarily attributable to an increase in accounts receivable and inventory, partially offset by a decrease in other current receivables.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.3 million and $0.7 million for the nine months ended September 30, 2025 and 2024, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Legal Matter

In October 2025, the Federal Court of Appeal of Canada overturned the prior judgment against the Company in its patent dispute with Kobold Corporation, Kobold Completions Inc. and 2039974 Alberta Ltd. (“Kobold”), setting aside the findings of infringement and reducing the cost award from approximately $1.8 million to $0.9 million. The case was remitted to the trial court to reconsider whether Kobold’s patent is invalid and whether additional costs should be returned to the Company.

Conference Call

The Company will host a conference call to discuss its third quarter 2025 results and latest earnings guidance on Thursday, October 30, 2025 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, Argentina and China. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; change in trade policy, including the impact of tariffs; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including tax policies, anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; impairment in the carrying value of long-lived assets including goodwill; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition and the adoption of artificial intelligence and machine learning; our inability to protect and maintain critical intellectual property assets, the inability to protect our current royalty income, or the losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Product sales	$31,220	$31,675	$94,062	$82,455
Services	15,318	12,331	38,935	35,099
Total revenues	46,538	44,006	132,997	117,554
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	19,261	19,408	57,827	51,309
Cost of services, exclusive of depreciation and amortization expense shown below	7,864	6,066	20,904	18,171
Total cost of sales, exclusive of depreciation and amortization expense shown below	27,125	25,474	78,731	69,480
Selling, general and administrative expenses	14,815	14,139	44,636	42,789
Depreciation	1,277	1,188	3,716	3,395
Amortization	258	168	592	502
Income from operations	3,063	3,037	5,322	1,388
Other income (expense)
Interest expense, net	(99)	(108)	(209)	(323)
Other income, net	1,176	1,523	3,622	4,863
Foreign currency exchange (loss) gain	(447)	217	751	(788)
Total other income	630	1,632	4,164	3,752
Income before income tax	3,693	4,669	9,486	5,140
Income tax (benefit) expense	(549)	(35)	(908)	722
Net income	4,242	4,704	10,394	4,418
Net income attributable to non-controlling interest	434	557	1,606	1,296
Net income attributable to NCS Multistage Holdings, Inc.	$3,808	$4,147	$8,788	$3,122
Earnings per common share
Basic earnings per common share attributable to NCS Multistage Holdings, Inc.	$1.47	$1.63	$3.40	$1.23
Diluted earnings per common share attributable to NCS Multistage Holdings, Inc.	$1.37	$1.60	$3.22	$1.21
Weighted average common shares outstanding
Basic	2,594	2,548	2,586	2,535
Diluted	2,778	2,588	2,729	2,571

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$25,295	$25,880
Accounts receivable—trade, net	36,063	31,513
Inventories, net	44,097	40,971
Prepaid expenses and other current assets	2,475	2,063
Other current receivables	3,406	5,143
Total current assets	111,336	105,570
Noncurrent assets
Property and equipment, net	20,030	21,283
Goodwill	16,387	15,222
Identifiable intangibles, net	6,291	3,690
Operating lease assets	5,194	5,911
Deposits and other assets	587	712
Deferred income taxes, net	2,199	424
Total noncurrent assets	50,688	47,242
Total assets	$162,024	$152,812
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,924	$8,970
Accrued expenses	8,397	8,351
Income taxes payable	293	683
Operating lease liabilities	1,648	1,602
Contingent purchase consideration	1,076	—
Current maturities of long-term debt	2,326	2,141
Other current liabilities	3,701	3,672
Total current liabilities	25,365	25,419
Noncurrent liabilities
Long-term debt, less current maturities	5,111	6,001
Operating lease liabilities, long-term	4,059	4,891
Other long-term liabilities	206	206
Deferred income taxes, net	170	186
Total noncurrent liabilities	9,546	11,284
Total liabilities	34,911	36,703
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,607,362 shares issued and 2,540,849 shares outstanding at September 30, 2025 and 2,563,979 shares issued and 2,507,430 shares outstanding at December 31, 2024	26	26
Additional paid-in capital	449,245	447,384
Accumulated other comprehensive loss	(86,687)	(87,604)
Retained deficit	(250,236)	(259,024)
Treasury stock, at cost, 66,513 shares at September 30, 2025 and 56,549 shares at December 31, 2024	(2,211)	(1,943)
Total stockholders' equity	110,137	98,839
Non-controlling interest	16,976	17,270
Total equity	127,113	116,109
Total liabilities and stockholders' equity	$162,024	$152,812

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
Cash flows from operating activities
Net income	$10,394	$4,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,308	3,897
Amortization of deferred loan costs	156	155
Share-based compensation	4,996	3,403
Provision for inventory obsolescence	490	945
Deferred income tax (benefit) expense	(1,715)	3
Gain on sale of property and equipment	(501)	(363)
(Recovery of) provision for credit losses	(6)	44
Net foreign currency unrealized (gain) loss	(1,262)	855
Proceeds from note receivable	—	61
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,396)	(13,050)
Inventories, net	(2,788)	(1,210)
Prepaid expenses and other assets	3,154	821
Accounts payable—trade	(451)	1,124
Accrued expenses	(315)	3,224
Other liabilities	(5,426)	(2,433)
Income taxes receivable/payable	(594)	188
Net cash provided by operating activities	9,044	2,082
Cash flows from investing activities
Purchases of property and equipment	(976)	(1,083)
Purchase and development of software and technology	(61)	(70)
Proceeds from sales of property and equipment	735	421
Acquisition of business, net of cash acquired	(5,758)	—
Net cash used in investing activities	(6,060)	(732)
Cash flows from financing activities
Payments on finance leases	(1,626)	(1,442)
Line of credit borrowings	2,338	3,062
Payments of line of credit borrowings	(2,338)	(3,062)
Treasury shares withheld	(268)	(237)
Distribution to noncontrolling interest	(1,900)	(1,000)
Net cash used in financing activities	(3,794)	(2,679)
Effect of exchange rate changes on cash and cash equivalents	225	(61)
Net change in cash and cash equivalents	(585)	(1,390)
Cash and cash equivalents beginning of period	25,880	16,720
Cash and cash equivalents end of period	$25,295	$15,330
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$795	$2,145
Assets obtained in exchange for new operating lease liabilities	$407	$—
Debt assumed in acquisition of business	$324	$—

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
United States
Product sales	$10,789	$9,489	$29,586	$25,806
Services	6,357	1,645	10,544	7,130
Total United States	17,146	11,134	40,130	32,936
Canada
Product sales	17,564	22,140	57,428	53,078
Services	6,165	6,725	21,988	19,514
Total Canada	23,729	28,865	79,416	72,592
Other Countries
Product sales	2,867	46	7,048	3,571
Services	2,796	3,961	6,403	8,455
Total other countries	5,663	4,007	13,451	12,026
Total
Product sales	31,220	31,675	94,062	82,455
Services	15,318	12,331	38,935	35,099
Total revenues	$46,538	$44,006	$132,997	$117,554

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income (loss) from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income (loss) from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period relative to the performance of other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	September 30,	December 31,
	2025	2024
Working capital	$85,971	$80,151
Cash and cash equivalents	(25,295)	(25,880)
Current maturities of long term debt	2,326	2,141
Net working capital	$63,002	$56,412

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Total revenues	$46,538	$44,006	$132,997	$117,554
Total cost of sales, exclusive of depreciation and amortization expense	27,125	25,474	78,731	69,480
Total depreciation and amortization associated with cost of sales	784	699	2,228	1,968
Gross Profit	$18,629	$17,833	$52,038	$46,106
Gross Margin	40%	41%	39%	39%
Exclude total depreciation and amortization associated with cost of sales	(784)	(699)	(2,228)	(1,968)
Adjusted Gross Profit	$19,413	$18,532	$54,266	$48,074
Adjusted Gross Margin	42%	42%	41%	41%

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that do not reflect the Company's ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$4,242	$4,704	$10,394	$4,418
Income tax (benefit) expense	(549)	(35)	(908)	722
Interest expense, net	99	108	209	323
Depreciation	1,277	1,188	3,716	3,395
Amortization	258	168	592	502
EBITDA	5,327	6,133	14,003	9,360
Share-based compensation (a)	663	651	1,861	2,084
Professional fees (b)	389	333	1,748	1,263
Foreign currency exchange loss (gain) (c)	447	(217)	(751)	788
Other (d)	215	175	617	573
Adjusted EBITDA	$7,041	$7,075	$17,478	$14,068
Adjusted EBITDA Margin	15%	16%	13%	12%
Adjusted EBITDA Less Share-Based Compensation	$6,378	$6,424	$15,617	$11,984

___________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above as well as the cost incurred for the evaluation of actual and potential strategic transactions.

(c)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology and excluding assets acquired through business combinations) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Nine Months Ended
	September 30,
	2025	2024
Net cash provided by operating activities	$9,044	$2,082
Purchases of property and equipment	(976)	(1,083)
Purchase and development of software and technology	(61)	(70)
Proceeds from sales of property and equipment	735	421
Free cash flow	$8,742	$1,350
Distributions to non-controlling interest	(1,900)	(1,000)
Free cash flow less distributions to non-controlling interest	$6,842	$350